Exhibit 10.3
Capital Growth Systems, Inc.
125 S. Wacker, Suite 300, Chicago, Illinois 60606

May 17, 2007

Thomas G. Hudson
c/o Morris Sherman, Esq. (via email)

Re: Employment Agreement

Dear Tom:

Please sign and return a copy of this letter by facsimile or email pdf before 5:00 pm CST today to confirm that the parties agree to take the following actions with respect to your June 28, 2006 employment agreement and the related matters addressed in this letter; otherwise, this letter will be deemed null and void. You and Capital Growth Systems, Inc. (the “Company”) agree that you hereby immediately have resigned from the board of directors of the Company and each of its subsidiaries and have further have ceased serving as an officer or employee of the Company or any of its subsidiaries, in return for the undertaking of the Company to honor the remaining terms of your employment agreement through the end of its initial term (with no obligation for you to perform any further services and with the Date of Termination being May 16, 2007 for purposes of Section 9 of the employment agreement), without any deferral of payments under Section 13(b), including the accelerated vesting of all your options (and extension for the period of time permitted thereunder as if the Company’s obligations under the employment agreement was due to Section 6(e)) and payment of Base Salary and benefits (subject to the obligation to not cover benefits should you receive comparable benefits from a successor employer as provided in Section 6(e)(ii) of the employment agreement during the remaining term of the employment agreement) on the same basis as if termination of employment were pursuant to Section 6(e) of the employment agreement. In addition, the Company waives the requirement that you deliver a release to the Company as a condition to the payment of the sums contemplated by this letter agreement. You further agree that: (i) you have waived notice to the holding of the telephonic board of directors meeting by the Company on May 16, 2007 and will not contest the authority of the Company to take the actions set forth in this letter agreement; and (ii) agree to maintain at all times the confidentiality of any nonpublic information regarding the Company. The Company, in turn, agrees that it shall not assert any claims for set-off, counterclaim or recoupment with respect to any matter other than for breaches by you of your obligations under this letter agreement. Each party to this letter agreement agrees to not disparage the other party (and in the case of the Company, you agree to not disparage any of officers, directors or employees of the Company) or engage in interference with contractual relations of the other party (or the subsidiaries of the Company).

In addition, and subject to the foregoing, the Company will use its good faith efforts to provide, as promptly as is commercially reasonable, liquidity with respect to your subordinated loan to the Company and your equity investments in the Company, subject in all events to procurement of the necessary consents of any lenders whose consent would be required in connection with the foregoing, and subject to mutually agreeable economic terms. The Company will also cooperate with you to the extent that you seek to sell equity securities of the Company in proper reliance under Rule 144 (subject to delivery of such certifications and other information reasonably requested by the Company).

This letter agreement is for settlement purposes only and not to be used adversely against either party if not agreed to on the terms specified above.

Very truly yours,

CAPITAL GROWTH SYSTEMS, INC.

Agreed to:___________________________ Thomas G. Hudson

Dated:_______________________________	By:___________________________________
Patrick C. Shutt, Authorized Signatory